Exhibit 99.1

FOR IMMEDIATE RELEASE

August 5, 2011

Contacts:                      Melanie J. Dressel, President and

Chief Executive Officer

(253) 305-1911

Gary R. Schminkey, Executive Vice President

and Chief Financial Officer

(253) 305-1966

COLUMBIA BANKING SYSTEM EXPANDS PRESENCE IN EASTERN WASHINGTON THROUGH FDIC TRANSACTION

Adds Eight Branches through Acquisition of Bank of Whitman

TACOMA, Washington, August 5, 2011 — Columbia Banking System, Inc. (NASDAQ: COLB) today announced its wholly owned subsidiary, Columbia Bank, has acquired all of the deposits and certain assets of Colfax-based Bank of Whitman from the Federal Deposit Insurance Corporation (FDIC), which was appointed receiver of the institution. The FDIC entered into a modified whole bank purchase and assumption agreement without loss share with Columbia Bank under which eight branches, located in Clarkston, Colfax, Othello, Pullman, Ritzville, Spokane (downtown and Wandermere) and Walla Walla will reopen Monday morning as Columbia Bank branches. As part of the transaction, the remaining 12 branches will not reopen. Accounts at the Kennewick and Pasco branches will be transferred to nearby Columbia Bank branches in the Tri Cities.

With all deposits transferred to Columbia Bank, customers may continue to access their funds without interruption through their current checks, cards and online services. Additionally, all former customers of Bank of Whitman may bank at any of the eight remaining branches and the two Columbia Bank branches in the Tri Cities.

“We are pleased to work closely with the FDIC to assume all the deposits of the Bank of Whitman and to preserve eight of the branches,” said Melanie J. Dressel, President and Chief Executive Officer, Columbia Banking System. “We warmly welcome former Bank of Whitman customers into our extended Columbia Bank network, and want to assure them that their deposits are safe, available and remain FDIC insured to the maximum permitted by law. The eight branches will open under new ownership on Monday, August 8th with their regular business hours, and our two Tri Cities locations will also be available. After former Bank of Whitman services are integrated to our systems, customers will have full access to all Columbia Bank services, including the 101-branch Columbia Bank network throughout Washington and Oregon. We look forward to working with the Bank of Whitman team during this transition and are committed to serving our new Eastern Washington communities.”

Columbia Banking System will acquire approximately $315 million in total assets and $516 million in deposits. The purchase price reflects an asset discount of $30 million with no deposit premium. About $258 million in assets as of the bid valuation date were retained by the FDIC for later disposition. The excluded loans primarily represented loans delinquent sixty days or more, certain types of land and construction loans, some large commercial real estate loans and other real estate owned. Balances are subject to change based on activities between the bid valuation date and the purchase date. The assets acquired and liabilities assumed are subject to internal adjustment under generally accepted accounting principles.

Keefe, Bruyette & Woods served as financial advisor for Columbia in this transaction.

About Columbia

Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding Company of Columbia State Bank, a Washington state-chartered full-service commercial bank which was again awarded one of Seattle Business Magazine’s 100 Best Companies to Work For 2011 and was recently named one of Puget Sound Business Journal’s “Washington’s Best Workplaces 2011”.

Including the acquisitions of Summit Bank and First Heritage Bank in May, 2011, Columbia Banking System has 93 banking offices, including 68 branches in Washington State and 25 branches in Oregon. Columbia Bank does business under the Bank of Astoria name in Astoria, Warrenton, Seaside, Cannon Beach, Manzanita and Tillamook in Oregon. More information about Columbia can be found on its website at www.columbiabank.com.

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Note Regarding Forward-Looking Statements

This news release includes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These forward looking statements describe Columbia’s management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia’s style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “intend,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia’s filings with the Securities and Exchange Commission, available at the SEC’s website at www.sec.gov and the Company’s website at www.columbiabank.com, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual reports on Form 10-K and quarterly reports on Form 10-Q, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (1) local, national and international economic conditions may be less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates may reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches may be lower than expected; (4) costs or difficulties related to the integration of acquisitions may be greater than expected; (5) competitive pressure among financial institutions may increase significantly; and (6) legislation or regulatory requirements or changes may adversely affect the businesses in which Columbia is engaged. We believe the expectations reflected in our forward-looking statements are reasonable, based on information available to us on the date hereof. However, given the described uncertainties and risks, we cannot guarantee our future performance or results of operations and you should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The factors noted above and the risks and uncertainties described in our SEC filings should be considered when reading any forward-looking statements in this release.